Exhibit 99.1

Sealed Air	Sealed Air Corporation
Park 80 East
Saddle Brook, NJ 07663

for release: April 23, 2003	Contact:	Philip H. Cook
201-791-7600

Sealed Air Achieves 10% Sales Growth in the First Quarter

SADDLE BROOK, N.J., Wednesday, April 23, 2003 — Sealed Air Corporation (NYSE:SEE) reported today diluted earnings per common share of $0.52 for the first quarter of 2003.

The conversion of the Company’s outstanding preferred stock is not considered in the calculation of diluted earnings per common share because the effect would have been anti-dilutive in the quarter.  However, if earnings per share were calculated as if the Company’s outstanding preferred stock had been converted into common stock, earnings per common share would have been $0.53, which is in line with expectations.  Please see the Supplementary Information below for a calculation of the “as if converted” earnings per common share compared to the diluted earnings per common share calculated using U.S. generally accepted accounting principles (GAAP).

Commenting on the Company’s operating performance in the quarter, William V. Hickey, President and Chief Executive Officer, stated:

“Sealed Air achieved solid growth in net sales and earnings in line with expectations in the first quarter despite very challenging global economic conditions.  Excluding the positive effects of foreign currency translation, both of Sealed Air’s business segments achieved our targeted mid-single digit growth in net sales.  Cost increases of more than 40% in certain petrochemical-based raw materials dampened gross profit in the first quarter, but we expect margins to return to more normal levels as we move through the year.  Lastly, we maintained marketing, administrative and development expenses within our expected range of 16% to 17% of net sales.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“As always, Sealed Air remains focused on customers as our highest priority, and we continue to benefit from our strategic priorities of innovation and continuous improvement.  Despite persistent weakness in the global economy, we are driving growth through innovative new products and applications for both new and existing customers.  We maintain our commitment to support the growing needs of our customers around the world through investment in new operations in Malaysia and capital expenditures approved for new production facilities in the U.S. and Eastern Europe.  These focused efforts position us well for an eventual upturn in the economy.

“Including the proceeds from our recent offering of senior notes, we have the funds available for a portion of the required cash payment to be made in connection with the Company’s asbestos litigation settlement.  We expect to use our excess cash and strong operating cash flow to continue to invest in our business, and we may also repurchase convertible preferred stock on an opportunistic basis.”

Given the new regulations on the use of non-GAAP financial measures, the Company will no longer be issuing guidance based on an “as if converted” earnings per common share calculation.  Going forward, Sealed Air’s diluted earnings per common share on a U.S. GAAP basis for 2003 are expected to be in the range of $2.40 to $2.45.  This assumes continuing global economic recovery, a modest improvement in gross margins resulting from higher selling prices and gradual abatement of resin costs, maintenance of the first quarter effective tax rate for the remainder of the year, holding the cash proceeds from our recent bond offering, and stable foreign currency through the end of the year.

Company and Segment Sales for the First Quarter

•                  Net sales increased 10% to $822,886,000 compared to $746,087,000 for the first quarter of 2002.  The increase in net sales was primarily due to the favorable effect of foreign currency translation and, to a lesser extent, higher unit volumes for certain products.  Foreign currency translation had a favorable impact of $43,277,000 in the quarter.  Excluding the positive effect of foreign currency translation, net sales would have increased 4%.

•                  Net sales of the food packaging segment increased 10% to $498,168,000 compared to $454,914,000 in 2002.  The increase in net sales was primarily due to the favorable effect of foreign currency translation and, to a lesser extent, higher unit volumes for certain products and favorable changes in product price/mix.  Foreign currency translation had a favorable impact on this segment of $26,783,000 in the quarter.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 4%.

•                  Net sales of the protective and specialty packaging segment increased 12% to $324,718,000 compared to $291,173,000 in 2002.  The increase in net sales was primarily due to higher unit volumes for certain products and the favorable effect of foreign currency translation and, to a lesser extent, the added net sales of acquired businesses, partially offset by unfavorable changes in product price/mix.  Foreign currency translation had a favorable impact on this segment of $16,494,000 in the quarter.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 6%.

Financial Highlights for the First Quarter

•                  Gross profit was $259,451,000 or 31.5% of net sales compared to $250,642,000 or 33.6% of net sales for the first quarter of 2002.  This decrease in gross profit as a percentage of net sales was primarily due to increased petrochemical-based raw materials costs.

•                  Marketing, administrative and development expenses increased to $138,663,000 compared to $127,790,000 for the first quarter of 2002.  As a percentage of net sales, these expenses were 16.9% compared to 17.1% in the first quarter of 2002.

•                  Operating profit was $120,788,000 or 14.7% of net sales compared to $122,852,000 or 16.5% of net sales in the first quarter of 2002.

•                  Interest expense increased to $22,363,000 compared to $16,717,000 in 2002 primarily due to accrued interest of $7,047,000 on the cash portion of the asbestos settlement described below.

•                  Other expense, net, was $529,000 in 2003 compared to $2,816,000 in 2002.  The change was primarily due to a decrease in net foreign exchange losses during the first quarter of 2003.

•                  The Company’s effective tax rate was 37.0% compared to 41.4% for the first quarter of 2002.  The decrease in the effective tax rate was primarily due to improved tax efficiency resulting from a recent reorganization of the Company’s international subsidiaries.

Asbestos Settlement and Related Costs

In the fourth quarter of 2002, the Company reached an agreement in principle with the appropriate parties to resolve all current and future asbestos-related claims made against it and its affiliates in connection with the 1998 transaction in which the Cryovac packaging business of W.R. Grace was combined with Sealed Air.  The settlement calls for payment by the Company of 9 million shares of Sealed Air common stock and $512,500,000 in cash, plus interest at a 5.5% annual rate starting on December 21, 2002 and ending on the effective date of the W.R. Grace plan of reorganization.  The payment must be made in full at that time.  The Company continues to make progress on a definitive settlement agreement consistent with the terms of the agreement in principle.

Website and Conference Call Information

Mr. Hickey and David H. Kelsey, Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (EDT).  The conference call will be broadcast in a live webcast on Sealed Air’s website at www.sealedair.com under the Presentations & Calls button in the Investor Information section.  Listeners should go to the website prior to the call to register and to download and install any necessary audio software.  Prior to the call, supplemental financial and statistical information will also be posted on the Company’s website in the Investor Information Section.  Information on the replay of the conference call is available on the

Company’s website.  Investors who cannot access the webcast can listen to the live conference call by telephone by dialing (800) 589-4298 (domestic) or (719) 457-0349 (international).

Business

                Sealed Air is a leading global manufacturer of a wide range of food, protective and specialty packaging materials and systems including such widely recognized brands as Bubble Wrap® air cellular cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air Corporation, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Certain statements made by the Company in this press release may be forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “expects,” “intends,” “plans,” “estimates” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, including changes in economic, political, business and market conditions in the geographic areas in which the Company conducts business, acts and effects of war or terrorism, factors affecting customers, exchange rates, the success of new products, raw material and energy costs and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION

Results for the quarters ended March 31

(Unaudited)

(In thousands of dollars, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended March 31
			% Increase
	2003	2002	(Decrease)

Net sales by business segment:
Food packaging	$498,168	$454,914	10
Protective and specialty packaging	324,718	291,173	12

Total net sales	822,886	746,087	10

Cost of sales (1)	563,435	495,445	14

Gross profit	259,451	250,642	4

Marketing, administrative and development expenses (1)	138,663	127,790	9

Operating profit	120,788	122,852	(2)

Interest expense	(22,363)	(16,717)	34

Other expense, net	(529)	(2,816)	(81)

Earnings before income taxes	97,896	103,319	(5)

Income taxes	36,222	42,774	(15)

Net earnings	$61,674	$60,545	2

Net earnings ascribed to common shareholders	$48,404	$47,034	3

Basic earnings per common share (2)	$0.57	$0.56

Diluted earnings per common share (2)	$0.52	$0.56

Weighted average number of common shares outstanding (000’s):
Basic	84,213	83,841

Diluted	93,213	83,907

(1)	Total depreciation and amortization expense for the quarters ended March 31, 2003 and 2002 was $42,639 and $40,696, respectively.

(2)	See the Supplementary Information included with this release for the calculation of basic and diluted earnings per common share.

Supplementary Information

SEALED AIR CORPORATION

Results for the quarters ended March 31

(Unaudited)

(In thousands of dollars, except share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended March 31
	2003	2002
Net earnings	$61,674	$60,545

Add: Excess of book value over repurchase price of preferred stock	—	166

Less: Preferred stock dividends	(13,270)	(13,677)

Net earnings ascribed to common shareholders	$48,404	$47,034

Weighted average number of common shares outstanding (000’s):

Basic	84,213	83,841

Diluted (1)	93,213	83,907

EPS — Basic (2)	$0.57	$0.56

EPS — Diluted (1) (2) (3)	$0.52	$0.56

(1)

In calculating diluted earnings per common share, the weighted average number of common shares in 2003 assumes the issuance of nine million shares of common stock reserved for the asbestos settlement and, in 2002, assumes the exercise of dilutive stock options and the effect of the weighted average conversion of repurchased shares of preferred stock.

(2)

The basic earnings per common share calculation for the quarter ended March 31, 2002 includes per share gains attributable to the repurchase of preferred stock.  There was no such gain recognized for the quarter ended March 31, 2003, since no shares of preferred stock were repurchased during that quarter.

(3)

For the purpose of calculating diluted earnings per common share for the quarter ended March 31, 2002, net earnings ascribed to common shareholders have been adjusted to exclude the gains attributable to the repurchase of preferred stock and to add back dividends attributable to such repurchased preferred stock, and the weighted average common shares outstanding have been adjusted to assume conversion of the shares of preferred stock repurchased during such period in accordance with the Financial Accounting Standards Board’s Emerging Issues Task Force Topic D-53 guidance.

Supplementary Information

SEALED AIR CORPORATION

Results for the quarters ended March 31

(Unaudited)

(In thousands of dollars, except share data)

NON-GAAP RECONCILIATION OF “AS IF CONVERTED” EARNINGS PER COMMON SHARE (1)

	Quarter Ended March 31
	2003	2002

Net earnings ascribed to common shareholders — diluted	$48,404	$46,883

Add: Preferred stock dividends (1)	13,270	13,662

Net earnings	$61,674	$60,545

Weighted average number of common shares outstanding (000’s):

Diluted	93,213	83,907

Effect of conversion of outstanding preferred stock (1)	23,476	24,138

Weighted average number of common shares — As If Converted	116,689	108,045

EPS — As If Converted (1)	$0.53	$0.56

(1)

In calculating diluted earnings per common share under GAAP, the assumed conversion of the outstanding preferred stock was not considered since the effect of such assumption would have been anti-dilutive.  However, if such preferred stock was assumed to have been converted, the resulting earnings per share would have been $0.53 and $0.56 in the 2003 and 2002 quarters as reflected by the above calculation.  Management believes that the “As If Converted” earnings per share calculation is useful to investors because it shows earnings per share results calculated in a consistent manner from period to period, regardless of the dilutive or anti-dilutive impact of the assumed conversion of outstanding preferred stock.